Exhibit 99.1

Vantiv Reports Second Quarter 2015 Results

Net Revenue Increased 28% to $424 Million

Pro Forma Adjusted Net Income per Share Increased 19% to $0.56

Increased Full-Year Guidance

CINCINNATI - July 29, 2015 - Vantiv, Inc. (NYSE: VNTV) (“Vantiv” or the “Company”) today announced financial results for the second quarter ended June 30, 2015. Revenue increased 29% to $786.0 million in the second quarter as compared to $608.7 million in the prior year period. Net revenue increased 28% to $423.6 million in the second quarter as compared to $331.3 million in the prior year period, primarily due to strong growth in our Merchant Services segment. On a GAAP basis, net income (loss) attributable to Vantiv, Inc. was $36.5 million or $0.24 per diluted share in the second quarter as compared to ($1.4) million or ($0.01) per diluted share in the prior year period. Pro forma adjusted net income increased 22% to $112.8 million in the second quarter as compared to $92.7 million in the prior year period. Pro forma adjusted net income per share increased 19% to $0.56 in the second quarter as compared to $0.47 in the prior year period. (See Schedule 2 for pro forma adjusted net income and Schedule 6 for GAAP net income reconciliation to pro forma adjusted net income.)

“This was a great quarter for Vantiv. In addition to delivering strong financial results and increasing our outlook for the year, we also reached several important new milestones,” said Charles Drucker, president and chief executive officer of Vantiv. “We celebrated the one-year anniversary of the Mercury acquisition, which established our leading position within the fast-growing integrated payments channel, and we announced important new wins. Additionally, I am happy to announce that we terminated a portion of our TRAs, which will generate meaningful earnings accretion and a strong return for our shareholders.”

Merchant Services

Merchant Services net revenue increased 37% to $337.1 million in the second quarter as compared to $245.6 million in the prior year period, primarily due to a 23% increase in transactions and a 12% increase in net revenue per transaction. Our prior acquisition of Mercury Payment Systems (“Mercury”) was completed during the second quarter of 2014. On a pro forma organic basis, Merchant Services net revenue would have increased 11% in the second quarter as compared to the prior year period if we had owned Mercury during both periods. Sales and marketing expenses increased 39% to $116.9 million in the second quarter as compared to $84.0 million in the prior year period, primarily due to impacts from the Mercury acquisition.

Financial Institution Services

Financial Institution Services net revenue increased 1% to $86.6 million in the second quarter as compared to $85.8 million in the prior year period as a 6% increase in transactions was partially offset by lower net revenue per transaction. Sales and marketing expenses decreased 7% to $6.1 million in the second quarter as compared to $6.5 million in the prior year period.

Tax Receivable Agreement Termination

Vantiv entered into an agreement with the selling shareholders of Mercury to terminate portions of the obligations under the tax receivable agreement (“TRA”) established at the time of the acquisition. The initial payment under this agreement will generate approximately $0.05 in accretion to pro forma adjusted net income per share in 2015. Under the terms of the agreement, the Company obtained additional call options to terminate additional obligations under the TRAs in annual installments through 2019. If the Company does not exercise any call option, the selling shareholders can exercise a corresponding put option to require the Company to terminate those additional obligations.

“Strategic capital allocation is a priority,” said chief operating and chief financial officer Mark Heimbouch. “We have generated strong returns through a combination of successful M&A as well as return of capital to shareholders, principally through share repurchase programs and the purchase of some of the unique tax attributes we have available to us like these TRAs. These actions underscore our commitment to drive shareholder value.”

Third Quarter and Full-Year Financial Outlook

Based on the current level of transaction trends and new business activity, net revenue for the third quarter of 2015 is expected to be $410 to $415 million, representing an increase of 8% to 9% above the prior year period. Pro forma adjusted net income per share for the third quarter of 2015 is expected to be $0.54 to $0.56, representing an increase of 10% to 14% above the prior year period. GAAP net income per share attributable to Vantiv, Inc. is expected to be $0.23 to $0.25 for the third quarter of 2015.

Based on our strong performance year-to-date and outlook for the third quarter, our full-year 2015 expectations have increased. Net revenue for the full-year 2015 is expected to be $1,625 to $1,645 million, representing growth of 16% to 17% above the prior year. Pro forma adjusted net income per share for the full-year 2015 is expected to be $2.15 to $2.20, representing growth of 15% to 18% above the prior year. GAAP net income per share attributable to Vantiv, Inc. is expected to be $0.90 to $0.95 for the full-year 2015.

Earnings Conference Call and Audio Webcast

The company will host a conference call to discuss the second quarter 2015 financial results today at 8:00 a.m. EDT. The conference call can be accessed live over the phone by dialing (888) 806-6230, or for international callers (913) 981-5517, and referencing conference code 9069196. A replay will be available approximately two hours after the call concludes and can be accessed by dialing (888) 203-1112, or for international callers (719) 457-0820, and entering replay passcode 9069196. The replay will be available through Tuesday, August 11, 2015. The call will also be webcast live from the company's investor relations website at http://investors.vantiv.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

About Vantiv, Inc.

Vantiv, Inc. (NYSE: VNTV) is a leading payment processor differentiated by an integrated technology platform. Vantiv offers a comprehensive suite of traditional and innovative payment processing and technology solutions to merchants and financial institutions of all sizes, enabling them to address their payment processing needs through a single provider. We build strong relationships with our customers, helping them become more efficient, more secure and more successful. Vantiv is the second largest merchant acquirer and the largest PIN debit acquirer based on number of transactions in the U.S. The company's growth strategy includes expanding further into high-growth channels and verticals, including integrated payments, ecommerce, and merchant bank. For more information, visit www.vantiv.com.

Non-GAAP and Pro Forma Financial Measures

This earnings release presents non-GAAP and pro forma financial information including net revenue, adjusted EBITDA, pro forma adjusted net income, and pro forma adjusted net income per share. These are important financial performance measures for the company, but are not financial measures as defined by GAAP. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The company uses these non-GAAP and pro forma financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

Forward-Looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this release are forward-looking statements including any statements regarding guidance and statements of a general economic or industry specific nature. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, guidance, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider information presented herein, you should understand that these statements are not guarantees of future performance or results. They depend upon future events and are subject to risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual future performance or results and cause them to differ materially from those anticipated in the forward-looking statements. Certain of these factors and other risks are discussed in the company's filings with the U.S. Securities and Exchange Commission (the “SEC”) and include, but are not limited to: (i) our ability to adapt to developments and change in our industry; (ii) competition; (iii) unauthorized disclosure of data or security breaches; (iv) systems failures or interruptions; (v) our ability to expand our market share or enter new markets; (vi) our ability to identify and complete acquisitions, joint ventures and partnerships; (vii) failure to comply with applicable requirements of Visa, MasterCard or other payment networks or changes in those requirements; (viii) our ability to pass along fee increases; (ix) termination of sponsorship or clearing services; (x) loss of clients or referral partners; (xi) reductions in overall consumer, business and government spending; (xii) fraud by merchants or others; (xiii) a decline in the use of credit, debit or prepaid cards; (xiv) consolidation in the banking and retail industries; (xv) the effects of governmental regulation or changes in laws; and (xvi) outcomes of future litigation or investigations. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. More information on potential factors that could affect the company’s financial results and performance is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s periodic reports filed with the SEC, including the company’s most recently filed Annual Report on Form 10-K and its subsequent filings with the SEC.

Any forward-looking statement made by us in this release speaks only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contacts

Investors
Nathan Rozof, CFA
Senior Vice President, Investor Relations
(866) 254-4811
(513) 900-4811
IR@vantiv.com

Media
Andrew Ciafardini
Vice President, Corporate Communications
(513) 900-5308
Andrew.Ciafardini@vantiv.com

Schedule 1
Vantiv, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except share data)

	Three Months Ended			Six Months Ended
	June 30,	June 30,		June 30,	June 30,
	2015	2014	% Change	2015	2014	% Change
Revenue	$785,995	$608,731	29%	$1,491,606	$1,146,309	30%
Network fees and other costs	362,349	277,392	31%	693,495	526,438	32%
Net revenue	423,646	331,339	28%	798,111	619,871	29%
Sales and marketing	122,925	90,507	36%	238,980	168,951	41%
Other operating costs	76,551	56,754	35%	145,290	117,123	24%
General and administrative	47,060	48,552	(3)%	94,903	81,158	17%
Depreciation and amortization	67,659	89,041	(24)%	135,461	138,887	(2)%
Income from operations	109,451	46,485	135%	183,477	113,752	61%
Interest expense—net	(25,714)	(13,496)	91%	(51,725)	(24,050)	115%
Non-operating expenses(1)	(6,725)	(27,656)	(76)%	(15,491)	(27,656)	(44)%
Income before applicable income taxes	77,012	5,333	NM	116,261	62,046	87%
Income tax expense	24,319	2,020	NM	36,572	17,642	107%
Net income	52,693	3,313	NM	79,689	44,404	79%
Less: Net income attributable to non-controlling interests	(16,157)	(4,722)	242%	(24,164)	(17,677)	37%
Net income (loss) attributable to Vantiv, Inc.	$36,536	$(1,409)	NM	$55,525	$26,727	108%

Net income (loss) per share attributable to Vantiv, Inc. Class A common stock:
Basic	$0.25	$(0.01)	NM	$0.38	$0.19	100%
Diluted(2)	$0.24	$(0.01)	NM	$0.37	$0.18	106%
Shares used in computing net income (loss) per share of Class A common stock:
Basic	145,566,899	140,451,466		145,051,664	139,346,292
Diluted	201,831,467	140,451,466		201,276,166	150,831,855

Non Financial Data:
Transactions (in millions)	5,768	4,843	19%	11,131	9,060	23%

(1) Non-operating expenses for the three months and six months ended June 30, 2015 primarily relate to the change in fair value of a tax receivable agreement ("TRA") entered into in June 2014. The amounts for the three months and six months ended June 30, 2014 primarily relate to the refinancing of our senior secured credit facilities in June 2014 and the change in fair value of a TRA entered into in June 2014.
(2) Due to our structure as a C corporation and Vantiv Holding's structure as a pass-through entity for tax purposes, the numerator in the diluted net income per share calculation is adjusted to reflect our income tax expense at an expected effective tax rate assuming the conversion of the Class B units of Vantiv Holding into shares of our Class A common stock. The expected effective tax rate for 2015 and 2014 was 36.0% and 36.5%, respectively. During the three months ended June 30, 2014, due to a net loss, basic and diluted net income per share are computed in the same manner. During the six months ended June 30, 2014, the 47,901,837 weighted-average Class B units of Vantiv Holding were excluded in computing diluted net income per share because including them would have an antidilutive effect. The components of the diluted net income per share calculation are as follows:

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015	2014
Income before applicable income taxes	$77,012	$—	$116,261	$—
Taxes	27,724	—	41,854	—
Net income	$49,288	$(1,409)	$74,407	$26,727
Diluted shares	201,831,467	140,451,466	201,276,166	150,831,855
Diluted EPS	$0.24	$(0.01)	$0.37	$0.18

Schedule 2
Vantiv, Inc.
Pro Forma Adjusted Net Income
(Unaudited)
(in thousands, except share data)
See schedule 6 and 7 for a reconciliation of GAAP net income to pro forma adjusted net income.

	Three Months Ended			Six Months Ended
	June 30,	June 30,		June 30,	June 30,
	2015	2014	% Change	2015	2014	% Change
Revenue	$785,995	$608,731	29%	$1,491,606	$1,146,309	30%
Network fees and other costs	362,349	277,392	31%	693,495	526,438	32%
Net revenue	423,646	331,339	28%	798,111	619,871	29%
Sales and marketing	122,925	90,507	36%	238,980	168,951	41%
Other operating costs	64,643	53,473	21%	127,057	107,404	18%
General and administrative	30,526	25,663	19%	58,397	48,167	21%
Adjusted EBITDA(1)	205,552	161,696	27%	373,677	295,349	27%
Depreciation and amortization	20,135	18,940	6%	40,712	36,538	11%
Adjusted income from operations	185,417	142,756	30%	332,965	258,811	29%
Interest expense—net	(25,714)	(13,496)	91%	(51,725)	(24,050)	115%
Non-GAAP adjusted income before applicable income taxes	159,703	129,260	24%	281,240	234,761	20%
Pro Forma Adjustments:
Income tax expense(2)	57,493	47,180	22%	101,246	85,688	18%
Tax adjustments(3)	(11,644)	(10,958)	6%	(23,336)	(21,587)	8%
Less: JV non-controlling interest(4)	(1,083)	(301)	260%	(1,151)	(301)	282%
Pro forma adjusted net income(5)	$112,771	$92,737	22%	$202,179	$170,359	19%

Pro Forma adjusted net income per share(6)	$0.56	$0.47	19%	$1.00	$0.86	16%

Adjusted shares outstanding	201,831,467	198,505,126		201,276,166	198,733,692

Non Financial Data:
Transactions (in millions)	5,768	4,843	19%	11,131	9,060	23%
Non-GAAP and Pro Forma Financial Measures
This schedule presents non-GAAP and pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.
Pro forma adjusted net income is derived from GAAP net income, adjusting for the following items: (a) amortization of intangible assets acquired in business combinations and customer portfolio and related asset acquisitions; (b) non-operating expenses primarily associated with the refinancing of our senior secured credit facilities in June 2014 and the change in fair value of a TRA entered into in June 2014; (c) adjustments to income tax expense assuming conversion of the Fifth Third Bank non-controlling interest into shares of Class A common stock; (d) share-based compensation; (e) acquisition and integration costs incurred in connection with our acquisitions, costs associated with our separation from Fifth Third Bank and charges related to employee termination benefits and other transition activities; and (f) tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements.

(1) See schedule 8 for a reconciliation of GAAP net income to adjusted EBITDA.
(2) Represents income tax expense at an effective rate of 36.0% for 2015 and 36.5% for 2014, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above. The effective tax rate is expected to remain at 36.0% for the remainder of 2015.
(3) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements.
(4) Represents the non-controlling interest, net of pro forma income tax expense discussed in (2) above, associated with a consolidated joint venture formed in May 2014.
(5) Pro forma adjusted net income assumes the conversion of the Fifth Third Bank non-controlling interest into shares of Class A common stock.
(6) Pro forma adjusted net income per share is calculated as pro forma adjusted net income divided by adjusted shares outstanding.

Schedule 3
Vantiv, Inc.
Segment Information
(Unaudited)
(in thousands)

	Three Months Ended June 30, 2015
	Merchant Services	Financial Institution Services	Total
Total revenue	$661,258	$124,737	$785,995
Network fees and other costs	324,166	38,183	362,349
Net revenue	337,092	86,554	423,646
Sales and marketing	116,860	6,065	122,925
Segment profit	$220,232	$80,489	$300,721

Non-financial data:
Transactions (in millions)	4,737	1,031	5,768
Net revenue per transaction	$0.0712	$0.0840	$0.0734

	Three Months Ended June 30, 2014
	Merchant Services	Financial Institution Services	Total
Total revenue	$488,143	$120,588	$608,731
Network fees and other costs	242,569	34,823	277,392
Net revenue	245,574	85,765	331,339
Sales and marketing	84,014	6,493	90,507
Segment profit	$161,560	$79,272	$240,832

Non-financial data:
Transactions (in millions)	3,866	977	4,843
Net revenue per transaction	$0.0635	$0.0878	$0.0684

	Six Months Ended June 30, 2015
	Merchant Services	Financial Institution Services	Total
Total revenue	$1,247,970	$243,636	$1,491,606
Network fees and other costs	620,196	73,299	693,495
Net revenue	627,774	170,337	798,111
Sales and marketing	227,035	11,945	238,980
Segment profit	$400,739	$158,392	$559,131

Non-financial data:
Transactions (in millions)	9,144	1,987	11,131
Net revenue per transaction	$0.0687	$0.0857	$0.0717

	Six Months Ended June 30, 2014
	Merchant Services	Financial Institution Services	Total
Total revenue	$906,909	$239,400	$1,146,309
Network fees and other costs	456,009	70,429	526,438
Net revenue	450,900	168,971	619,871
Sales and marketing	155,765	13,186	168,951
Segment profit	$295,135	$155,785	$450,920

Non-financial data:
Transactions (in millions)	7,177	1,883	9,060
Net revenue per transaction	$0.0628	$0.0897	$0.0684

Schedule 4
Vantiv, Inc.
Condensed Consolidated Statements of Financial Position
(Unaudited)
(in thousands)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$400,782	$411,568
Accounts receivable—net	576,568	607,674
Related party receivable	6,922	6,164
Settlement assets	115,626	135,422
Prepaid expenses	25,353	26,906
Other	31,805	27,002
Total current assets	1,157,056	1,214,736

Customer incentives	49,074	39,210
Property, equipment and software—net	305,853	281,715
Intangible assets—net	959,937	1,034,692
Goodwill	3,366,528	3,291,366
Deferred taxes	422,094	429,623
Other assets	39,588	44,741
Total assets	$6,300,130	$6,336,083

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$305,536	$299,771
Related party payable	2,630	2,035
Settlement obligations	522,626	501,042
Current portion of note payable	116,501	116,501
Current portion of tax receivable agreement obligations to related parties	33,650	22,789
Current portion of tax receivable agreement obligations	19,170	—
Deferred income	8,835	5,480
Current maturities of capital lease obligations	17,262	8,158
Other	9,991	7,557
Total current liabilities	1,036,201	963,333
Long-term liabilities:
Note payable	3,020,480	3,277,237
Tax receivable agreement obligations to related parties	563,607	597,273
Tax receivable agreement obligations	201,630	152,420
Capital lease obligations	36,297	14,779
Deferred taxes	9,969	24,380
Other	38,269	6,075
Total long-term liabilities	3,870,252	4,072,164
Total liabilities	4,906,453	5,035,497

Commitments and contingencies
Equity:
Total equity (1)	1,393,677	1,300,586
Total liabilities and equity	$6,300,130	$6,336,083

(1) Includes equity attributable to non-controlling interests.

Schedule 5
Vantiv, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Six Months Ended
	June 30, 2015	June 30, 2014
Operating Activities:
Net income	$79,689	$44,404
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	135,461	104,620
Write-off of intangible asset	—	34,267
Amortization of customer incentives	8,183	4,883
Amortization and write-off of debt issuance costs	5,196	28,878
Share-based compensation expense	16,720	20,044
Excess tax benefit from share-based compensation	(13,753)	(9,299)
Tax receivable agreements non-cash items	13,733	1,500
Change in operating assets and liabilities:
Accounts receivable and related party receivable	30,348	(11,865)
Net settlement assets and obligations	41,380	28,423
Customer incentives	(13,342)	(9,850)
Prepaid and other assets	(2,163)	(9,724)
Accounts payable and accrued expenses	46,748	30,179
Payable to related party	595	(310)
Other liabilities	3,582	310
Net cash provided by operating activities	352,377	256,460
Investing Activities:
Purchases of property and equipment	(42,013)	(48,850)
Acquisition of customer portfolios and related assets	(37,154)	(27,068)
Purchase of investments	—	(7,487)
Cash used in acquisitions, net of cash acquired	—	(1,658,694)
Net cash used in investing activities	(79,167)	(1,742,099)
Financing Activities:
Proceeds from issuance of long-term debt	—	3,443,000
Repayment of debt and capital lease obligations	(262,946)	(1,806,241)
Payment of debt issuance cost	—	(38,059)
Proceeds from exercise of Class A common stock options	9,628	321
Repurchase of Class A common stock	—	(34,366)
Repurchase of Class A common stock (to satisfy tax withholding obligations)	(15,867)	(14,978)
Payments under tax receivable agreements	(22,805)	(8,639)
Excess tax benefit from share-based compensation	13,753	9,299
Distributions to non-controlling interests	(3,132)	(5,470)
Decrease in cash overdraft	(2,627)	—
Net cash (used in) provided by financing activities	(283,996)	1,544,867
Net (decrease) increase in cash and cash equivalents	(10,786)	59,228
Cash and cash equivalents—Beginning of period	411,568	171,427
Cash and cash equivalents—End of period	$400,782	$230,655

Cash Payments:
Interest	$48,502	$17,445
Income taxes	5,054	17,888
Non-cash Items:
Issuance of tax receivable agreements to related parties	$—	$109,400
Contingent consideration for issuance of tax receivable agreement	—	137,120

Schedule 6
Vantiv, Inc.
Reconciliation of GAAP Net Income to Pro Forma Adjusted Net Income
(Unaudited)
(in thousands)

	Three Months Ended June 30, 2015
		Non-GAAP Adjustments				Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Non-Operating Expenses(3)	Non-Controlling Interest(4)	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$785,995	$—	$—	$—	$—	$—	$—		$785,995
Network fees and other costs	362,349	—	—	—	—	—	—		362,349
Net revenue	423,646	—	—	—	—	—	—		423,646
Sales and marketing	122,925	—	—	—	—	—	—		122,925
Other operating costs	76,551	(11,908)	—	—	—	—	—		64,643
General and administrative	47,060	(11,437)	(5,097)	—	—	—	—		30,526
Depreciation and amortization	67,659	—	—	(47,524)	—	—	—		20,135
Income from operations	109,451	23,345	5,097	47,524	—	—	—		185,417
Interest expense—net	(25,714)	—	—	—	—	—	—		(25,714)
Non-operating expenses	(6,725)	—	—	—	6,725	—	—		—
Income before applicable income taxes	77,012	23,345	5,097	47,524	6,725	—	—		159,703
Income tax expense	24,319	—	—	—	—	—	33,174	(5)	57,493
Tax adjustments	—	—	—	—	—	—	(11,644)	(6)	(11,644)
Less: JV non-controlling interest	—	—	—	—	—	(1,083)	—		(1,083)
Net income	$52,693	$23,345	$5,097	$47,524	$6,725	$(1,083)	$(21,530)		$112,771

	Three Months Ended June 30, 2014
		Non-GAAP Adjustments				Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Non-Operating Expenses(3)	Non-Controlling Interest(4)	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$608,731	$—	$—	$—	$—	$—	$—		$608,731
Network fees and other costs	277,392	—	—	—	—	—	—		277,392
Net revenue	331,339	—	—	—	—	—	—		331,339
Sales and marketing	90,507	—	—	—	—	—	—		90,507
Other operating costs	56,754	(3,281)	—	—	—	—	—		53,473
General and administrative	48,552	(11,784)	(11,105)	—	—	—	—		25,663
Depreciation and amortization	89,041	—	—	(70,101)	—	—	—		18,940
Income from operations	46,485	15,065	11,105	70,101	—	—	—		142,756
Interest expense—net	(13,496)	—	—	—	—	—	—		(13,496)
Non-operating expenses	(27,656)	—	—	—	27,656	—	—		—
Income before applicable income taxes	5,333	15,065	11,105	70,101	27,656	—	—		129,260
Income tax expense	2,020	—	—	—	—	—	45,160	(5)	47,180
Tax adjustments	—	—	—	—	—	—	(10,958)	(6)	(10,958)
Less: JV non-controlling interest	—	—	—	—	—	(301)	—		(301)
Net income	$3,313	$15,065	$11,105	$70,101	$27,656	$(301)	$(34,202)		$92,737

Pro Forma Adjusted Financial Measures
This schedule presents pro forma adjusted financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

(1) Represents acquisition and integration costs incurred in connection with our acquisitions, costs associated with our separation from Fifth Third Bank and charges related to employee termination benefits and other transition activities.
(2) Represents amortization of intangible assets acquired through business combinations and customer portfolio and related asset acquisitions.
(3) Non-operating expenses during 2015 primarily relate to the change in fair value of a TRA entered into in June 2014. The amount for 2014 primarily relates to the refinancing of our senior secured credit facilities in June 2014 and the change in fair value of a TRA entered into in June 2014.
(4) Represents the non-controlling interest, net of pro forma income tax expense discussed in (5) below, associated with a consolidated joint venture formed in May 2014.
(5) Represents adjustments to income tax expense to reflect an effective tax rate of 36.0% for 2015 and 36.5% for 2014, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above. The effective tax rate is expected to remain at 36.0% for the remainder of 2015.
(6) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements.

Schedule 7
Vantiv, Inc.
Reconciliation of GAAP Net Income to Pro Forma Adjusted Net Income
(Unaudited)
(in thousands)

	Six Months Ended June 30, 2015
		Non-GAAP Adjustments				Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Non-Operating Expenses(3)	Non-Controlling Interest(4)	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$1,491,606	$—	$—	$—	$—	$—	$—		$1,491,606
Network fees and other costs	693,495	—	—	—	—	—	—		693,495
Net revenue	798,111	—	—	—	—	—	—		798,111
Sales and marketing	238,980	—	—	—	—	—	—		238,980
Other operating costs	145,290	(18,233)	—	—	—	—	—		127,057
General and administrative	94,903	(19,786)	(16,720)	—	—	—	—		58,397
Depreciation and amortization	135,461	—	—	(94,749)	—	—	—		40,712
Income from operations	183,477	38,019	16,720	94,749	—	—	—		332,965
Interest expense—net	(51,725)	—	—	—	—	—	—		(51,725)
Non-operating expenses	(15,491)	—	—	—	15,491	—	—		—
Income before applicable income taxes	116,261	38,019	16,720	94,749	15,491	—	—		281,240
Income tax expense	36,572	—	—	—	—	—	64,674	(5)	101,246
Tax adjustments	—	—	—	—	—	—	(23,336)	(6)	(23,336)
Less: JV non-controlling interest	—	—	—	—	—	(1,151)	—		(1,151)
Net income	$79,689	$38,019	$16,720	$94,749	$15,491	$(1,151)	$(41,338)		$202,179

	Six Months Ended June 30, 2014
		Non-GAAP Adjustments				Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Non-Operating Expenses(3)	Non-Controlling Interest(4)	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$1,146,309	$—	$—	$—	$—	$—	$—		$1,146,309
Network fees and other costs	526,438	—	—	—	—	—	—		526,438
Net revenue	619,871	—	—	—	—	—	—		619,871
Sales and marketing	168,951	—	—	—	—	—	—		168,951
Other operating costs	117,123	(9,719)	—	—	—	—	—		107,404
General and administrative	81,158	(12,947)	(20,044)	—	—	—	—		48,167
Depreciation and amortization	138,887	—	—	(102,349)	—	—	—		36,538
Income from operations	113,752	22,666	20,044	102,349	—	—	—		258,811
Interest expense—net	(24,050)	—	—	—	—	—	—		(24,050)
Non-operating expenses	(27,656)	—	—	—	27,656	—	—		—
Income before applicable income taxes	62,046	22,666	20,044	102,349	27,656	—	—		234,761
Income tax expense	17,642	—	—	—	—	—	68,046	(5)	85,688
Tax adjustments	—	—	—	—	—	—	(21,587)	(6)	(21,587)
Less: JV non-controlling interest	—	—	—	—	—	(301)	—		(301)
Net income	$44,404	$22,666	$20,044	$102,349	$27,656	$(301)	$(46,459)		$170,359

Pro Forma Adjusted Financial Measures
This schedule presents pro forma adjusted financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

(1) Represents acquisition and integration costs incurred in connection with our acquisitions, costs associated with our separation from Fifth Third Bank and charges related to employee termination benefits and other transition activities.
(2) Represents amortization of intangible assets acquired through business combinations and customer portfolio and related asset acquisitions.
(3) Non-operating expenses during 2015 primarily relate to the change in fair value of a TRA entered into in June 2014. The amount for 2014 primarily relates to the refinancing of our senior secured credit facilities in June 2014 and the change in fair value of a TRA entered into in June 2014.
(4) Represents the non-controlling interest, net of pro forma income tax expense discussed in (5) below, associated with a consolidated joint venture formed in May 2014.
(5) Represents adjustments to income tax expense to reflect an effective tax rate of 36.0% for 2015 and 36.5% for 2014, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above. The effective tax rate is expected to remain at 36.0% for the remainder of 2015.
(6) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements.

Schedule 8
Vantiv, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(Unaudited)
(in thousands)

	Three Months Ended			Six Months Ended
	June 30,	June 30,		June 30,	June 30,
	2015	2014	% Change	2015	2014	% Change
Net income	$52,693	$3,313	NM	$79,689	$44,404	79%
Income tax expense	24,319	2,020	NM	36,572	17,642	107%
Non-operating expenses(1)	6,725	27,656	(76)%	15,491	27,656	(44)%
Interest expense—net	25,714	13,496	91%	51,725	24,050	115%
Share-based compensation	5,097	11,105	(54)%	16,720	20,044	(17)%
Transition, acquisition and integration costs(2)	23,345	15,065	55%	38,019	22,666	68%
Depreciation and amortization	67,659	89,041	(24)%	135,461	138,887	(2)%
Adjusted EBITDA	$205,552	$161,696	27%	$373,677	$295,349	27%

Non-GAAP Financial Measures
This schedule presents adjusted EBITDA, which is an important financial performance measure for the Company, but is not a financial measure as defined by GAAP. Such financial measure should not be considered as an alternative to GAAP net income, and such measure may not be comparable to those reported by other companies.

(1)  Non-operating expenses for the three months and six months ended June 30, 2015 primarily relate to the change in fair value of a TRA entered into in June 2014. The amounts for the three months and six months ended June 30, 2014 primarily relate to the refinancing of our senior secured credit facilities in June 2014 and the change in fair value of a TRA entered into in June 2014.
(2) Represents acquisition and integration costs incurred in connection with our acquisitions, costs associated with our separation from Fifth Third Bank and charges related to employee termination benefits and other transition activities.